Exhibit 99.1
AMENDMENT TO
ON-SITE OUTSOURCING AGREEMENT
This Amendment (“Seventh Amendment”) is effective on March 1, 2008 (“Amendment Effective Date”) and amends and supplements that certain On-Site Outsourcing Agreement (“Agreement”) dated November 1, 2004, as amended, between Fidelity Information Services, Inc., an Arkansas corporation, with offices located at 601 South Lake Destiny Road, Maitland, Florida 32751 (“Fidelity”) and Independent Bank Corp., located at 288 Union Street, Rockland, Massachusetts 02370 (“Client”), primarily for the purposes of processing the data of Client’s wholly-owned bank subsidiary, Rockland Trust Company (“RTC”).
     In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:
1.	Section 2 (Term) of the Agreement is hereby deleted in its entirety and replaced with the following:
“This Agreement commences on the Effective Date and ends May 31, 2013 (the “Term”), unless earlier terminated pursuant to Section 9.”
2. Exhibit B (Software Development and Enhancements) is hereby deleted in its entirety.
3. Section 1.1(a) of Exhibit C is hereby deleted in its entirety and replaced with the following: {****}
4. Section 1.1(b) of Exhibit C is hereby deleted in its entirety.
5. {****}
6. Section 1.1(e) of Exhibit C is hereby deleted in its entirety.
7. Section 2 of Exhibit C is hereby deleted in its entirety. All references in the Agreement to Dedicated Resources, including the associated fees, shall be considered null and void as of the Amendment Effective Date.
8. Section 7.2 of Exhibit C is hereby deleted in its entirety.
9. Exhibit G to the Agreement is hereby deleted in its entirety and replaced with the following: {****}
10. {****}
11. The Electronic Funds Transfer (EFT) fees set forth in the Schedule of Fees for Contracted Services — Attachment 1 for Fidelity EFT Processing, dated December 6, 2004, are hereby deleted and replaced with the Schedule of Fees for Contracted Services — Attachment 1 for Fidelity EFT Processing, dated April 25, 2008, attached hereto.
12. {****}
13. {****}
14. Client represents and warrants that Fidelity, its affiliates and/or subcontractors will be Client’s sole and exclusive provider of the services provided by Fidelity to Client pursuant to the Agreement (“Services”), as may be amended from time to time.
15. {****}
16. This Amendment constitutes the entire understanding between the parties with respect to the subject matter hereof.
17. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
18. Except as herein expressly amended, the Agreement is ratified, confirmed and remains unchanged in all respects and shall remain in full force and effect in accordance with its terms. In the event of any conflict between the Agreement and this Amendment, the terms and conditions of this Amendment will control.
19. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date by their duly authorized representatives.
FIDELITY INFORMATION SERVICES, INC. INDEPENDENT BANK CORP.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

SERVICE BUREAU PROCESSING AGREEMENT
SCHEDULE OF FEES FOR CONTRACTED SERVICES
ROCKLAND TRUST COMPANY
ATTACHMENT 1

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